AMENDMENT NO. 2
to
STOCK PURCHASE AND ASSET TRANSFER AGREEMENT

        AMENDMENT NO. 2, dated as of February 20, 2004 (the “Amendment”), to the STOCK PURCHASE AND ASSET TRANSFER AGREEMENT, dated as of November 17, 2003, as amended by Amendment No. 1, dated as of February 2, 2004 (together with the Schedules thereto, the “Agreement”), by and among CIGNA Holdings, Inc., a Delaware corporation (“CIGNA Holdings”), Connecticut General Corporation, a Connecticut corporation and a wholly owned subsidiary of CIGNA Holdings (“Connecticut General”), Connecticut General Life Insurance Company, a specially-chartered Connecticut corporation and a wholly owned subsidiary of Connecticut General (“CGLIC”) and CIGNA Corporation, a Delaware corporation (“CIGNA” and, together with Connecticut General, CIGNA Holdings and CGLIC, “Sellers”) and Prudential Financial, Inc., a New Jersey corporation (“Buyer”).

        WHEREAS, the parties desire to amend the Agreement to reflect certain additional or modified terms.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein and in the Agreement, and in reliance upon the representations, warranties, conditions and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Agreement, unless otherwise specified.

2.	Schedule 1.1(d) to the Agreement is hereby amended by inserting as the fourteenth bullet point in the list of operations included in the Business the following words:

o

"Guaranteed Cost Business” means the portion of the Business consisting of deferred and immediate guaranteed cost annuities identified below, written directly by CGLIC or assumed under reinsurance contracts executed before the Effective Date (as defined in the Guaranteed Cost Coinsurance Agreement):

o	Single Premium Annuities

o	Deferred Annuities

o	Guaranteed Contract conversions

o	Life Insurance Company of North America Guaranteed Contracts

o	INA Guaranteed Contracts

o	CIGNA Life Insurance Company of New York Guaranteed Contracts

o	Maturity Funding Contracts”

3.	The Index of Exhibits is hereby amended by inserting the following words at the end of such index:

“Exhibit GG Payment and Indemnification Agreement
Exhibit HH CGLIC Undertaking with respect to Canadian Business”.

4.	Section 1.1 of the Agreement is hereby amended as follows:

o	The definition of Ancillary Agreement is amended by inserting the following words immediately after the words the “Participation Agreement,”: “the Payment and Indemnification Agreement,”.

o	The following words are inserted in Section 1.1 in their appropriate alphabetical location:

        “Payment and Indemnification Agreement” means the Payment and Indemnification Agreement by and among CIGNA Holdings, Connecticut General, CIGNA and CIGNA Life substantially in the form attached hereto as Exhibit GG.”

        “Sellers Plans” shall have the meaning set forth in Section 5.5(o).”

5.

Section 5.31 of the Agreement is hereby amended by deleting the words following the phrase “between the date of this Agreement and Closing;” in their entirety and inserting the following words immediately following such phrase:

“Sellers agree to cause CGLIC to execute an undertaking with respect to the Canadian portion of the Business, substantially in the form attached hereto as Exhibit HH, provided that in connection with the Canadian portion of the Business no condition is imposed by a regulator which in the reasonable determination of CGLIC is unacceptable; and provided, further, that no transfers shall be effected in any manner that require CIGNA Life or Buyer or any Affiliate of Buyer to effect or maintain any licensure or registration in Canada or any jurisdiction within Canada or to comply with any other condition by a regulator which in the reasonable determination of CIGNA Life is unacceptable.”

6.	Section 5.5 of the Agreement shall be amended by the addition of a new Section 5.5(o), which shall read in its entirety as follows:

     “(o) Effective as of the Closing Date, Seller or an Affiliate of Seller shall amend or take such other appropriate action with respect to the CIGNA 401(k) Plan, the CIGNA Pension Plan, Part B, and the CIGNA Supplemental Pension Plan, Part B (collectively, “Sellers Plans”) to provide that any Affected Employee’s accrued but unvested benefits as of the day before the Closing Date under any of Sellers Plans shall become fully vested and nonforfeitable as of the Closing Date.”

7.

This Amendment may be executed in counterparts of like form, each of which, when executed, shall be deemed together an original and all of which taken together shall constitute one and the same instrument.

8.	Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Sellers and of Buyer as of the date first above written.

CIGNA CORPORATION

By:	/s/ Michael W. Bell
Name: Michael W. Bell Title: Executive Vice President and Chief Financial Officer

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	/s/ Jean H. Walker
Name: Jean H. Walker Title: Senior Vice President and Actuary

CONNECTICUT GENERAL CORPORATION

By:	/s/ James Yablecki
Name: James Yablecki Title: President

CIGNA HOLDINGS, INC.

By:	/s/ Joanne L. Dorak
Name: Joanne L. Dorak Title: President

PRUDENTIAL FINANCIAL

By:	/s/ Kenneth Tanji
Name: Kenneth Tanji Title: Vice President